Exhibit 99.1

China GengSheng Minerals to Report Third Quarter 2010 Financial
Results on November 18, 2010

Conference Call Scheduled for November 19 at 8:00 a.m. EST

GONGYI, China, November 16, 2010 – China GengSheng Minerals, Inc. (AMEX: CHGS), a leading China-based high-tech industrial materials manufacturer producing heat resistant, energy efficient materials for a variety of industrial applications, today announced that it will release third quarter 2010 financial results on Thursday, November 18, 2010 following the close of trading in the U.S.

Management will hold a conference call on Friday, November 19, 2010 at 8:00 a.m. EST (9:00 p.m. Beijing time) to discuss the third quarter results and other recent developments. To participate in the call, please dial (877) 407-8035 in the U.S. and Canada, or (201) 689-8035 internationally.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through November 26, 2010. The audio replay can be accessed by dialing (877) 660-6853 in the U.S. and Canada, or (201) 612-7415 internationally, and entering account number 286 and conference ID 361233.

The call will also be available as a live, listen-only webcast under the "Events Calendar" section of the Company's website at http://www.gengsheng.com/english/affair.aspx. Following the live webcast, an online archive will be available for one year.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics and fracture proppants. A market leader offering customized solutions, GengSheng sells its products primarily to the iron-and-steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou SouthEast Prefecture Co., Ltd., GengSheng New Materials Co., Ltd, and Henan GengSheng High Temperature Materials Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

To be added to the Company’s email distribution for future press releases, please send your request to gengsheng@tpg-ir.com.

Contact:
The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
gengsheng@tpg-ir.com

China GengSheng Minerals, Inc.
Mr. Shuai Zhang
Investor Relations
gszs@gengsheng.com